Exhibit 5(a)
June 29, 2000
Vulcan Materials Company 1200 Urban Center Drive Birmingham, Alabama 35242

Re:     Vulcan Materials Company Construction Materials
     Division Hourly Employees Savings Plan

Ladies and Gentlemen:

In my capacity as General Counsel for Vulcan Materials Company, a New Jersey corporation (the "Company"), I have examined the Registration Statement on Form S-8 (the "Registration Statement") in the form as proposed to be filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended, relating to the registration of 600,000 shares of the common stock, par value $1.00 per share, of the Company (the "Common Stock"), pursuant to the terms of the Vulcan Materials Company Construction Materials Division Hourly Employees Savings Plan (the "Plan"). In this connection, we have examined such records, documents and proceedings as we have deemed relevant and necessary as a basis for the opinions expressed herein.

Upon the basis of the foregoing, we are of the opinion that the 600,000 shares of Common Stock referred to in the Registration Statement, to the extent actually issued pursuant to the Plan, will have been duly and validly authorized and issued and will be fully paid and nonassessable shares of Common Stock.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In addition, I hereby consent to the inclusion of the statements made in reference to me under the caption "Interests Of Names Experts And Counsel" in the Registration Statement.

Yours very truly, William F. Denson, III Senior Vice President and General Counsel WFD/amm